Petzey Technology, Inc.

Petzey makes pet health care easy. The Petzey app connects pet parents instantly with a credentialed veterinary professional – available 24/7 in all 50 states for just $20 per consultation!

Invest Now

$99.20 minimum investment

DEADLINE
May 30, 2022
in 2 months

SHARE PRICE
$0.62

TOTAL RAISED
$0

VALUATION
$9,965,478

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch > Updates Discussion

Introduction

Petzey aims to revolutionize pet health care by making credible, professional advice more accessible to all. The Petzey app connects pet parents instantly with a credentialed veterinary professional 24/7 for just $20 per consultation.

Highlights

- 70% of all U.S. households have a pet, that's approximately 90.5 million families.
- According to the ASCPA, 23 million American households acquired a pet during the pandemic.
- Our country is experiencing a nationwide shortage of veterinary professionals, and the U.S. Bureau of Labor Statistics predict the problem will get worse.
- Traditional veterinary facilities are not able to handle the increased demand.


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Problem

70% of U.S. households have a pet, and as of 2019 there are more pets in homes than babies. At the same time, there is a critical shortage of veterinarians which means traditional veterinary facilities cannot handle the increased demand.

Booking an appointment with your family veterinarian has become an increasingly difficult task these days. In fact, many professionals are ringing the alarm bells and calling it a full-blown crisis. Between massive backlogs, fewer hours, and long waitlists, pet owners are wondering what they can do when they need help or have questions about their pet's health.



Solution

Petzey Aims To Revolutionize Veterinary Care By Making It Accessible To Everyone.

When pet parents have concerns about the health of their pet, they want answers right away. With Petzey, a pet parent can instantly talk or video chat with a credentialed veterinary professional, twenty-four hours a day, seven days a week from all 50 states for just $20.



Business Model

Petzey is a two-side platform model like Uber and Airbnb. We connect pet parents with veterinary professionals for consultations on pet health, pet care and pet behavior. The consultation calls are a flat rate $20 per call.



Testimonials



"I used Petzey when I was on vacation and didn't know of any vet clinics nearby. I spoke with someone right away and learned it wasn't an urgent issue. Saved me a two hour drive to the nearest emergency vet clinic."

Madi
Keanu's Pet Parent



"I downloaded the Petzey app to get a second opinion about a surgery for my dog. I ultimately saved $3,800 and felt comfortable about the procedure we chose. Petzey will always be my first call!"

Kat
Callie's Pet Parent



"Our puppy swallowed a bee and we were worried the vet wouldn't see us in time to help. Petzey gave us instructions on what to do and symptoms to watch out for. Thankfully our pup was fine and we didn't need to rush to the vet."

Brett
Lando's Pet Parent

Market

According to Morgan Stanley's Research Report *US Pet Care Industry - 2021:*

Industry spending is expected to nearly triple in the next decade from $107B in 2019 to $275B in 2030.

Drivers:

- Millennial population and demographic growth
- Pets have become family members
- COVID = surge of pet ownership

Pet Care Spending Is Poised To Accelerate.

- 70% of U.S. households have one pet or more, 85M pet households
- For the first time in the U.S., there are now more households with a pet than households with a baby (2019)
- Animal healthcare spend recently reached $40B, nearly overtaking pet food as largest sub-sector (2019)
- By 2030 - Animal healthcare spending is projected to grow and become the most important segment of U.S. Pet Care


Morgan Stanley Research Report
Pet Care Spending Poised to Accelerate
2019 Industry Spend = $107.7B
U.S. Pet Care Market – Petzey Addressable:
Vet Care $25.3B
Supplies $16.1B
Food $38.5B
Services $13.5B
Prescriptions $10.4B
Morgan Stanley Report Exhibit 8:
Breakdown of 2019 US Pet Care spend by category
(in billions)
Food & Treats
Vet Care (ex. Prescription Medicines)
Supplies
Services (ex. Vet Care)
Prescription Medicines
Live Animals
OTC Medicines
Morgan Stanley, "US Pet Care: Welcome to the Petriarchy," March 3, 2021

Success to Date

- Friends & Family / SEED Note - raised $3M in capital
- Petzey App Developed - completed MVP 1 and Version v1 of the App on Network Platform with proprietary routing and matching algorithm
- Recruited Initial Network of Virtual Veterinary Professionals in all 50 states
- We have now operationalized a ubiquitous, seamless network in all 50 states compliant with all State Veterinary Practice Acts
- Currently engaged 32 Enterprise clients through our voluntary benefits program with an addressable market of 963,000 pet parents including AT&T, CenturyLink, and Accenture
- Channel partnerships with Lincoln Financial Group
- Pilot program with Farmer's Insurance
- Charity of choice is the Bissell Pet Foundation working with 5,300 pet shelters in all 50 states
- Petzey Wellness Alliance membership - a bundled service offering the best-of-breed pet services to build and leverage differentiation in the market

Team



Mike Ortega
Chairman & CEO

Mike has held executive positions, as well as CEO and CMO with several start-ups, Hewlett-Packard, MCI and Alsbridge supporting numerous corporate clients. Mike has over 30 years as a Networking infrastructure veteran who has built five start-ups including Internet infrastructure provider, InterNAP (NASDAQ: INAP)



Dr. Danny Cox
Chief Veterinary Medical Officer

Dr. Cox is a 39 Year Practicing Veterinary Professional, former Advisory Council at Petco, owning and managing the project to install and operate Veterinary Hospitals in Petco stores in multiple states, former Banfield advisory board, developing Veterinary Medical Protocols and Regional Medical Director managing over 30 Hospitals.



Mike Green
Chief Information Officer

Mike is the Founder/CEO of Parachute Group, 20 year technology leader who has built global technology systems for multi-billion dollar direct to consumer companies.



Gary Levine
Chief Financial Officer

Gary has over 20 year as a Financial executive with extensive experience directing accounting, financial, and treasury functions in diverse industries including research and healthcare.



Gerry Perkel
Advisor

Gerry has Over 30 years of experience across multiple companies with several successful exits. As CEO or Division President has led 7 different organizations with revenue levels from $1M start up to a $2B Division.



Ron Sargent
Advisor

Ron is the Retired Chairman & CEO of Staples, Inc; services on Board of Wells Fargo, lead Director on Board of The Kroger Co., Director on Five Below Inc, Board of City of Hope, Board of Trustees of Northeastern University, Chairman of the Board of the John F. Kennedy Library Foundation.



Dr. Geoffrey Parker, PhD, MIT
Advisor

Dr. Parker is the Director of the MIT Initiative on the Digital Economy – co-author "Platform Revolution."



Dr. Marshall Van Alstyne, PhD, MIT
Advisor

Dr Van Alstyne is a Director of the MIT Initiative on the Digital Economy – co-author "Platform Revolution."



Andy Cunningham
Advisor

Andy is founder and CEO of Cunningham Collective – Marketing leadership – author "Get to AHA".



Julie Legred
Advisor

Julie is the former Executive Director of the NAVTA – National Association of Veterinary Technicians of America.



Dr. Shane Burgess, DVM
Advisor

Dr. Burgess is the Vice President Agriculture, Life and Veterinary Science, University of Arizona.



Susanna Della Maddalena
Advisor

Susanna is the Chief Administrative Officer, Cancer Support Community; former CEO of the Humane Society, former Executive Director, PetSmart Charities.



Bob Smith

Advisor

For over 30 years, Bob Smith has worked with companies from Technology Start-ups through Fortune 50 in areas of Executive and Team Performance, OKRs for accelerated growth and Systems Thinking for cross-functional management.



Dave Clauson

Advisor

Dave is an Internet and Technology Consultant, former Advisor to President Bill Clinton on the Internet. Dave has also founded several Silicon Valley tech start-ups three of which became successful public companies. He either led or was a key member of the teams that launched the IBM PC, the Palm Pilot, Cloudshield, the Intel Pentium Processor, Apple's Powerbook, Adobe Acrobat and Amazon.com. All were dominant brands in their category.



Kara Bradshaw

SVP of Veterinary Services

Kara has over 16 years of experience in the veterinary industry with a demonstrated history of working in all technical and operational aspects of private and corporately owned veterinary practices. Skilled in veterinary technology, multi-unit management, recruiting, and customer satisfaction.



Madilyn Ortega

Senior Manager, Training and Development

Madilyn has over 14 years of experience in Animal fields such as technology, Pet Behavior, Dog Training programs and Dog Daycares. Madilyn has held multiple training and support roles for Whistle.com, Camp Run-A-Mutt and Camp Bow Wow.

Use of Proceeds

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Employee Salaries	$376,000	35.1%
Marketing	$160,000	15.0%
Sales & Provider Launch	$115,000	10.7%
App Development	$200,000	18.7%
Professional Services	$50,000	4.7%
General & Administrative	$116,570	10.9%
Intermediary fees	$52,430	4.9%

Terms

This is an offering of Common Stock, under registration exemption 4(a)(6), in Petzey Technology, Inc.. This offering must raise at least $10,000 by May 30, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Petzey Technology, Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,799,158 shares
× $0.62 per share

$11,035,478 implied valuation

Pitch Deck

Petzey Technology, Inc. Pitch Deck

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

More Info

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Updates

Mar 29, 2022 • Primary offering of 1,725,806 shares at $0.62

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